Exhibit 99.2

First-Quarter 2008 Results—Supplemental Information

A)	Oilfield Services

1)	What was the Oilfield Services pretax return on sales for the first quarter of 2008?

The Oilfield Services pretax return on sales for the first quarter of 2008 was 26.8% versus 28.2% in the fourth quarter of 2007.

2)	What is the capex guidance for 2008?

Oilfield Services capex is expected to approach $3.0 billion for the full year 2008, an increase of 16% over 2007.

3)	What percentage of overall Integrated Project Management (IPM) revenue for the quarter is attributable to services managed by third-party service providers?

Approximately 33% of overall IPM revenue in the first quarter of 2008 is attributable to third-party service providers.

For the full-year 2008, the third party content is expected to be in the mid-forties as a percentage of overall IPM revenue.

B)	WesternGeco

4)	What was the dollar amount of multiclient surveys capitalized in the first quarter of 2008?

WesternGeco capitalized $81 million of multiclient surveys in the first quarter of 2008.

5)	What multiclient sales were made in the first quarter of 2008?

Multiclient sales, including transfer fees, were $183 million in the first quarter of 2008.

6)	What is the capex guidance for 2008?

WesternGeco capex is expected to reach $870 million in 2008—including $365 million for the next phase in construction of the Eastern Echo seismic vessels, and excluding $430 million of multiclient surveys. WesternGeco capex in 2007 was $359 million, excluding $260 million in multiclient surveys.

7)	What was WesternGeco backlog at the end of the first quarter of 2008?

WesternGeco backlog was $1.0 billion at the end of the first quarter.

C)	Schlumberger Limited

8)	What were the Schlumberger pretax and after-tax returns-on-sales for the first quarter of 2008?

The pretax return on sales from continuing operations, before charges and credits, was 25.7% for the first quarter of 2008—versus 27.5% in the fourth quarter of 2007.

The after-tax return on sales from continuing operations, before charges and credits, was 20.7% for the first quarter of 2008 compared to 21.9% in the fourth quarter of 2007.

9)	What was stock-based compensation expense for the first quarter?

Stock-based compensation expense for the first quarter was $41 million, or $0.03 per share.

10)	What was the Schlumberger net debt† at the end of the first quarter?

Net debt was $2.16 billion as at March 31, 2008, in comparison to $1.86 billion at the end of the prior quarter.

Significant liquidity events during the first quarter included the purchase of $564 million of common stock under the Schlumberger stock repurchase program, and capital expenditures, including multiclient surveys capitalized, of $832 million.

†	Net debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

11)	What was included in “Interest and Other Income”?

“Interest and Other Income” for the first quarter of 2008 consisted of the following:

(in millions)
Interest Income	$38
Equity in net earnings of affiliated companies	64

$102

12)	How did interest income and interest expense change during the first quarter?

Interest income of $38 million decreased $11 million sequentially. Interest expense of $66 million decreased $5 million sequentially.

13)	Why is there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas?

The difference of $6 million in the quarter arises from Oilfield Services headquarters projects and costs, together with Oilfield Services consolidation eliminations.

14)	Why is there a difference between the Schlumberger pretax income from continuing operations before interest, and the pretax income of the two business segments?

The $61 million pretax difference during the quarter included such items as corporate expenses, amortization of certain identifiable intangibles, interest on postretirement medical benefits and stock-based compensation costs.

15)	How does Schlumberger calculate basic and diluted EPS?

Basic earnings-per-share is calculated by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted earnings per share is calculated by first adding back to net income the interest expense on the Schlumberger convertible debentures and then dividing this adjusted net income by the sum of (i) unvested restricted stock units; and (ii) the weighted average number of common shares outstanding assuming dilution. The weighted average number of common shares outstanding assuming dilution assumes (a) that all exercisable stock options which are in the money are exercised at the beginning of the period and that the proceeds are used by Schlumberger to repurchase its shares of common stock at the average market price for the period, and (b) the conversion of the convertible debentures.

If the impact of adding the interest expense on the convertible debentures back to net income and including the shares from the assumed conversion of the convertible debentures has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible debentures are excluded from the calculation. The shares issuable upon the potential conversion of the convertible debentures at March 31, 2008 were approximately 19 million, and the interest expense on the convertible debentures was $4 million for the first quarter.

16)	What was the effective tax rate (ETR) for the quarter?

The effective tax rate before charges and credits was 19.1% in the first quarter of 2008 compared to 20.4% in the prior quarter. This decrease is primarily attributable to the favorable resolutions of tax examinations in various countries.

The effective tax rate for the rest of the year is still expected to be in the low twenties, although we may continue to experience some volatility in the ETR on a quarterly basis primarily due to the geographic mix of earnings.

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

( Stated in millions except per share amounts )

	Fourth Quarter 2007
	Pretax	Tax	Min Int	Net	Diluted EPS
Net Income	$1,740.4	$357.2	$—	$1,383.2	$1.12
Add back Charges & Credits:
- Gain on sale of workover rigs	(24.5)	(7.1)	—	(17.4)	(0.01)

Net Income before charges & credits	$1,715.9	$350.1	$—	$1,365.8	$1.11

	Fourth Quarter 2007
	GAAP	Before Charges & Credits
Pretax return on sales	27.9%	27.5%
After tax return on sales	22.1%	21.9%
Effective tax rate	20.5%	20.4%

This document, the first-quarter 2008 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; operating and capital expenditures, as well as research and development spending, by Schlumberger and the oil and gas industry; the business strategies of Schlumberger customers; stock-based compensation expense; Schlumberger stock repurchase programs; the introduction, deployment or combination of key technologies; IPM revenue attributable to third-party service providers; the Schlumberger effective tax rate; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; project startup costs and third party service costs; operational and new equipment delays; exploitation of, and changes in, technology; seasonal factors and weather-related events; and other risks and uncertainties detailed in our first-quarter earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.